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                                                                   EXHIBIT 10.13



                         CREDIT AUTHORIZATION AGREEMENT

     NBD Bank (the "Bank"), 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit authorization listed below to Complete Business Solutions, Inc. (the "Borrower"), a Michigan corporation, 32605 West Twelve Mile Road, Suite 250, Farmington Hills, Michigan 48334, subject to the terms and conditions set forth in this agreement.

     1.0 CREDIT FACILITIES.

     1.1 CREDIT AUTHORIZATION. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $21,000,000.00 in the aggregate at any one time outstanding (the "Credit Authorization"), subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. The Credit Authorization shall include the issuance of commercial and standby letters of credit not exceeding $3,000,000 in the aggregate at any one time outstanding (the "Letters of Credit"). Each commercial letter of Credit shall expire not later than six
(6) months from its date of issue. Each standby Letter of Credit shall expire not later than one (1) year from its date of issue. Each Letter of Credit shall be in form acceptable to the Bank. Standby Letters of Credit shall bear a fee of 1% per year of the face amount of each standby Letter of Credit. Commercial Letters of Credit shall bear a fee in accordance with the Bank's standard pricing schedule for commercial letters of credit on the date any commercial Letter of Credit is issued. Credit under the Credit Authorization shall be: (A) in the form of disbursements of loan proceeds (the "Advances") that (a) will be evidenced by credits to the Borrower's account and (b) shall bear interest and be repayable as set forth in (i) Sections 1.2, 1.4 and 1.6 below and (ii) a Master Demand Promissory Note executed concurrently (referred to in this agreement as the "Note"); or (b) by the issuance of a commercial or standby Letter of Credit upon the completion of an application acceptable to the bank, with the draws (and any interest on any draws) being payable as provided in (i) sections 1.3, 1.4 and 1.6 below and (ii) the application executed in connection with such Letter of Credit. The making of Advances and the issuance of Letters of Credit under the Credit Authorization are solely at the Bank's discretion. Any Advance, or any issuance of a Letter of Credit, on one or more occasions shall not commit the Bank to make any subsequent Advances or to issue any subsequent Letters of Credit. The proceeds of the Credit Authorization shall be used for the working capital purposes, general corporate purposes and special business purposes, including, without limitation, the carrying of unbilled receivables in preparation for large contracts, the purchase of proprietary software and approved acquisitions. The Credit Authorization shall expire on April 30, 1998, unless earlier withdrawn.

     1.2 INTEREST ON ADVANCES.

         A. BUSINESS DAY. "Business Day" means (a) a day other, than a Saturday or Sunday, on which the Bank is open for the transaction of substantially all of its banking functions; and (b) with respect to any Libor Rate Loans, also a day on which dealings in U.S. Dollar deposits are carried on in the London interbank market.


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         B. FLOATING RATE.  "Floating Rate" means, for the Floating Rate Loan, the per annum rate of interest equal to the per annum rate announced by the Bank as its "prime" rate in effect from time to time, which rate may not necessarily be the lowest rate charged by the Bank to any of its customers, such rate to change simultaneously with any change in the Bank's prime rate.

         C. FLOATING RATE LOAN. "Floating Rate Loan" means the portion of the outstanding principal balance of all Advances of the Credit Authorization that bear interest at the Floating Rate.

         D. LIBOR BASE RATE. "Libor Base Rate" means, with respect to any Libor Rate Loan for any Libor Interest Period, the per annum rate of interest
(rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits in U.S. Dollars, for such Libor Interest Period and in an amount equal to the amount of such Libor Rate Loan, are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Libor Interest Period. The Bank's determination of the Libor Base Rate shall be conclusive absent manifest error.

         E. LIBOR INTEREST PERIOD. "Libor Interest Period" means, with respect to any Libor Rate Loan, a period of one (1) month, three (3) months or six (6) months, as selected by the Borrower under subsection I below. Each Libor Interest Period shall commence on the date that the Libor Rate Loan is converted from the Floating Rate Loan or renewed, as the case may be, and shall expire on then numerically corresponding day of the first, third or sixth, as the case may be, calendar month thereafter; provided that if a Libor Interest Period would end on a day that is not a Business Day, such Libor Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day is in a different calendar month, in which case, such Libor Interest Period shall end on the immediately preceding Business Day.

         F. LIBOR RATE. "Libor Rate" means, for any Libor Rate Loan, for any Libor Interest Period, a rate per annum equal to the sum of: (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be the quotient obtained by dividing (i) the Libor Base Rate for such Libor Rate Loan for such Libor Rate Interest Period by (ii) one minus the Reserve Requirement for such Libor Rate Loan for such Libor Interest Period; plus (b) one and half percent (1 1/2%) per annum.

         G. LIBOR RATE LOAN. "Libor Rate Loan" means the portion of the outstanding principal balance of all Advances of the Credit Authorization that bear interest at the Libor Rate for a particular Libor Interest Period.

         H. RESERVE REQUIREMENTS. "Reserve Requirement" means, for any Libor Interest Period for any Libor Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Libor Interest Period under Regulation D by member banks of the Federal Reserve System in Detroit Michigan with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve

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Requirement shall reflect any other reserves required to be maintained by such member banks against: (a) any category of liabilities which includes deposits by reference to which the Libor Base Rate is determined; or (b) any category of extensions of credit or other assets which include Libor Rate Loans.

         I. INTEREST RATES APPLICABLE TO ADVANCES; INTEREST RATE ELECTIONS. All Advances of the Credit Authorization shall bear interest at, and shall be a part of, the Floating Rate Loan until they are converted into a Libor Rate Loan pursuant to the terms of this subsection I. Without limitation of the foregoing, unless the Borrower shall have complied with all of the requirements of this subsection I with respect to any particular Advance by 11:00 a.m. (Detroit time) on the date that is at least three (3) Business Days before the date of such Advance, then such Advance shall be a part of the Floating Rate Loan. The Borrower may: (a) convert all or a portion of the outstanding principal balance of the Floating Rate Loan into Libor Rate Loan(s); and (b) renew any expiring Libor Rate Loan(s); in each case, subject to the conditions and limitations set forth in this section 1.2. In order to convert a portion of the Floating Rate Loan (or to renew an expiring Libor Rate Loan) the Borrower must give written notice of such conversion or renewal (a "Libor Notice") to the Bank at least three (3) Business Days prior to (i) the date that the requested Libor Interest Period is to commence, for a conversion, or
(ii) the last day of the expiring Libor Interest Period, for a renewal. Each Libor Notice must specify: (I) the amount of the requested Libor Rate Loan;
(II) the requested Libor Interest Period; and (III) the date that the requested Libor Interest Period is to commence. Each Libor Rate Loan must be in an amount equal to at least $1,000,000 and in integral multiples of $1,000,000 in excess thereof. At no time may any Libor Notice specify a Libor Interest
Period that would end after April 30, 1998. If the Borrower has not delivered a Libor Notice (as defined below) for the renewal of a particular Libor Rate Loan to the Bank on or before 11:00 a.m. (Detroit time) on a date that is at least three (3) Business Days prior to the last day of the Libor Interest
Period for an expiring Libor Rate Loan, then the Libor Rate Loan for which such a Libor Notice was not given shall be automatically converted to be a part of the Floating Rate Loan on the last day of such Libor Interest Period.

         J. ADDITIONAL COSTS. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall: (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this agreement (other than taxes imposed on the overall net income by the Bank by the jurisdiction or by any political office); or (b) impose, modify or deem applicable any reserve, special deposit, deposit insurance or assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; or (c) impose any other condition with respect to this agreement or the Notes; and, in each of cases
(a) through (c) above, the result of such occurrence is to increase the cost to the Ban of maintaining any Libor rate Loan or to reduce the amount of any sum receivable by the Bank on such a Libor Rate Loan (such increases in costs and/or reductions in sums receivable being collectively called the "Additional Costs"), then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient

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to compensate the Bank for the Additional Costs.  A statement as to the amount of any Additional costs, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error in computation.

         K. CAPITAL ADEQUACY. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank), or any interpretation or administration thereof by any governmental authority charged with its interpretation or administration, or compliance by the bank (or any corporation controlling the bank) with any guideline, request or directive of such an authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the bank) and the bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this agreement and if the increase has the effect of reducing the rate of return on the bank's (or its controlling corporation's) capital, as a consequence of the obligations under this agreement, to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and/or reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations under this Agreement. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the bank and submitted by the Bank to the Borrower, shall be conclusive in binding for all purposes, absent manifest error in computation.

         L. ILLEGALITY; UNAVAILABILITY. Notwithstanding any other provision in this agreement or the other Loan Documents, if: (a) the Bank determines (which determination shall be conclusive) that the quotations of interest rates for U.S. Dollar deposits referred to in the definition of "Libor Base Rate" are not being provided in the relevant amounts or for the relevant Libor Interest Period; or (b) it becomes unlawful for the Bank to (i) honor its obligation to renew Libor rate Loans hereunder, (ii) to convert portions of the Floating Rate Loan into Libor Rate Loans or (iii) maintain Libor rate Loans hereunder; then, in any such case, (I) the Bank shall promptly notify the Borrower of such facts, (II) the Bank's obligation to renew Libor Rate Loans, and to convert portions of the Floating Rate Loan into Libor Rate Loans, shall be suspended until such time as the Bank may again maintain Libor Rate Loans and (III) all then existing Libor Rate Loans shall be converted to the Floating Rate Loan upon the expiration of their then current Libor Interest Period.

         M. USURY. Notwithstanding any provisions of this agreement or the other Loan Documents, in no event shall the amount of interest paid or agreed to be paid by the Borrower exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this agreement or the other Loan documents at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent

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jurisdiction may deem applicable to this agreement or other Loan Documents, then, ipsofacto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the Credit Authorization outstanding under this agreement (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrower if such principal has been paid in full.

         N. BREAKAGE COSTS. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any loss, cost or expense which the Bank determines is attributable to (a) any payment, prepayment or conversion of a Libor Rate Loan made by the Bank on a date other than the last day of the Libor Interest Period for such Libor rate Loan (whether by reason of acceleration, demand, mandatory prepayment or otherwise);
(b) any failure by the borrower to convert a portion of the Floating Rate Loan into a Libor Rate Loan on the date specified therefor in the applicable Libor Notice; or (c) any failure by the Borrower to renew an expiring Libor Rate Loan on the last day of the expiring Libor Interest Period, if a Libor Notice for such a renewal has been delivered to the Bank. A determination of the Bank as to the amounts payable pursuant to this subsection N shall be conclusive absent manifest error. The compensation payable under this subsection N is called the "Breakage Costs." Breakage Costs shall be payable on the date of the payment, prepayment, conversion, failure to convert or failure to renew that give rise to the Breakage Costs.

         O. INTEREST ACCRUAL. Interest shall accrue on the outstanding and unpaid principal amount of each Advance at the applicable interest rate from time to time, from the date such Advances are made to but excluding the date such Advances are repaid, and such interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

         P. INTEREST PAYMENT DATES. Accrued interest on each Libor Rate Loan with a Libor Interest Period of one or three months shall be payable on
(a) the last day of the applicable Libor Interest Period or (b) at any other time, upon demand, if the repayment of such Libor Rate Loan is demanded by the Bank on any day other than the last day of such Libor Interest Period. Accrued interest on each Libor Rate Loan with a Libor Interest Period of six months shall be payable: (i) on both (I) the date that is three months after the first day of the applicable Libor Interest Period and (II) on the last day of the applicable Libor Interest Period; or (ii) at any other time, on demand, if the repayment of such Libor Rate Loan is demanded by the Bank on any date other than the payment dates specified above. All accrued but unpaid interest on the Floating Rate Loan from time to time shall be paid on the fifteenth (15th) day of each month or, at any other time, upon demand, if the repayment of all or any part of the Floating Rate Loan is demanded by the Bank on any day other than the fifteenth (15) day of any month.

         Q. DEFAULT RATE. After the maturity of any Advance under the Credit Authorization whether by demand, acceleration, expiration of time or otherwise:
(a) all existing Libor Rate Loans will be converted to be a part of the Floating Rate Loan upon the expiration of the current Libor Interest Period with respect thereto; (b) the Floating Rate Loan will bear

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interest at the Floating Rate, plus three percent (3%); and (c) all then existing Libor Rate Loans shall bear interest at the applicable Libor Rate, plus three percent (3%) (i.e. the reserve adjusted Libor Base Rate plus 4 1/2%), until they are converted as provided in clause (a) above, after which they will bear interest at the Floating Rate, plus three percent (3%) (the rates of interest described in clauses (b) and (c) of this subsection Q being called the "Default Rate").

     1.3. INTEREST ON LETTER OF CREDIT DRAWS. If there is a draw under any Letter of credit, such draw shall bear interest at the Floating Rate until it is repaid in full. Such interest payments shall also be subject to the terms of subsections 1.2 B, C, M, O, P and Q above.

     1.4 DEMAND NATURE; MATURITY. All Advances of the Credit Authorization and the repayment of any draws under any Letter of Credit, shall be due and payable, at any time, upon demand by the Bank and, if not sooner paid in full, shall be due and payable, in full, on the Expiration Date.

     1.5 LOAN REQUEST. Upon a request given by telephone, fax or letter, by a person designated to the Bank as the Borrower's duly authorized representative for an Advance under the Credit Authorization, the Bank may advance and credit to the Borrower's account at the Bank, or transfer to another bank designated by the Borrower, such sums of money as may mutually be agreed upon at the time of the request. Notwithstanding the foregoing, any request for an Advance under the Credit Authorization that is to bear interest at a Libor Rate must be received by the Bank no later than 11:00 a.m. (Detroit time) on the third Business Day preceding the proposed funding date and must satisfy all of the other requirements of section 1.2 above. The Borrower and the Bank each shall, upon the other's request, forward to the other a written confirmation of any Advance under the Credit Authorization, including a confirmation of the date, Libor Interest Period (if any), interest rate and amount of the Advance. The Borrower shall provide the Bank with a list of the persons designated by the Borrower as its duly authorized representatives. The Bank may act upon the written or oral instructions of any person designated by the Borrower as its authorized representative.

     1.6 PAYMENTS DUE ON DAY OTHER THAN BUSINESS DAY. Whenever any payment under this Agreement becomes due and payable on a day that is not a Business Day, and if no demand has occurred and no event of acceleration has occurred and is continuing, the date for such payment shall be extended to the next succeeding Business Day.

     2.0 CONDITIONS PRECEDENT.

     2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by the disbursement of an Advance, the issuance of a Letter of Credit or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

         A. LOAN DOCUMENTS. The Note, the letter of credit applications required by section 1.1 above, the security agreements and financing statements required by section 4.1 below and any other loan documents which the Bank may reasonably require to give effect to the

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transactions contemplated by this agreement (all of the foregoing, and all amendments, modifications, substitutions and replacements for the foregoing from time to time, are collectively called the "Loan Documents");

         B. EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other Loan Document; and

         C. EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS. Evidence satisfactory to the Bank that (i) each party to this agreement or any other Loan document is authorized to enter into the transactions contemplated by this agreement and the other Loan Documents, and (ii) the person signing on behalf of each party is authorized to do so.

     2.2 CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. Before each extension of credit under this agreement, whether by the disbursement of an Advance, the issuance of a Letter of Credit or otherwise, the following conditions shall have been satisfied:

         A. REPRESENTATIONS. The representations contained in section 7.0 below shall be true on and as of the date of the extension of credit;

         B. NO EVENT OF ACCELERATION. No event of acceleration shall have occurred and be continuing or would result from the extension of credit.

         C. CONTINUED SATISFACTION WITH FINANCIAL CONDITION. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

         D. CONTINUING SATISFACTION OF CONDITIONS PRECEDENT. The conditions set forth in section 2.1 above shall continue to be fulfilled to the satisfaction of the Bank; and

         E. ADDITIONAL APPROVALS, OPINIONS AND DOCUMENTS. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

     3.0 FEES AND EXPENSES.

     3.1 LETTERS OF CREDIT FEES.  The Borrower shall pay the fees set forth in section 1.1 above with respect to each Letter of Credit at the time of the issuance of each Letter of Credit.

     3.2 OUT-OF-POCKET EXPENSES. The Borrower shall, upon demand, reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of "in-house" counsel) allocated to the Credit Facilities.

     4.0 SECURITY.

     4.1 Payment of the borrowings under or in connection with the Credit Authorization, including, without limitation, all Advances, all draws under any Letters of Credit and all other

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fees, interest, charges and sums payable under or in connection with this agreement or any of the other Loan Documents (collectively, the "Obligations"), shall be secured by a first security interest covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired (collectively, the "Collateral"):

         A. ACCOUNTS RECEIVABLE. All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Michigan Uniform Commercial Code), rights to refunds of taxes paid at any time to any governmental entity and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

         B. INVENTORY. All of the Borrower's inventory, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

         C. EQUIPMENT. All of the Borrower's equipment, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

     The Bank and the Borrower acknowledge that: (a) the foregoing security interests have already been granted to the Bank pursuant to (i) Continuing Security Agreements from the Borrower to the Bank, dated May 13, 1988, March 23, 1992 and September 20, 1994 (the "Security Agreements") and (ii) Financing Statements in favor of the Bank that have been filed with the Secretary of State of Michigan as document nos. C074583, C706862, C585024 and C891591 (the "Financing Statements"); (b) the Security Agreements and Financing Statements secure all of the Borrower's liabilities to the Bank, including without limitation, the Obligations; and (c) no additional security agreements or financing statements are required as of the date of this agreement.

     4.2 FORBEARANCE. No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

     4.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the Obligations and all of the Borrower's other liabilities to the Bank, the Borrower grants to the bank a continuing security interest in: (A) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity); and (B) all balances of deposit accounts of the Borrower with the bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the Obligations, in whole or in partial payment of such Obligations or any other present or future liabilities, without any requirement of mutual maturity.

     4.4. CROSS LIEN. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or

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indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of the Obligations and be part of the Collateral.

     5.0 AFFIRMATIVE COVENANTS. So long as any of the Obligations remain outstanding, the Borrower, and each of its subsidiaries, if any, shall:

     5.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

     5.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

     5.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank.

     5.4 NOTICE. Give prompt notice to the Bank of the occurrence of (A) any event of acceleration and (B) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

     5.5 FINANCIAL REPORTS. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum (If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis):

         A. within sixty (60) days after each quarterly period, the 10Q financial statements of the Borrower, certified as correct by one of its authorized agents; and

         B. within one hundred twenty (120) days after, and as of the end of, each of its fiscal years, the 10K financial statements of the Borrower, audited by an independent certified public accountant of recognized standing acceptable to the Bank.

     6.0 NEGATIVE COVENANTS

     6.1 DEFINITIONS. As used in this agreement, the following terms shall have the following respective meanings:

         A. SUBORDINATED DEBT. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.


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         B. TANGIBLE NET WORTH.  "Tangible Net Worth" means total assets less intangible assets and total liabilities, calculated in accordance with generally accepted accounting principles, consistently applied. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

         C. NET INCOME. "Net Income" means the after tax net income of the Borrower, calculated in accordance with generally accepted accounting principles, consistently applied.

         D. FUNDED DEBT. "Funded Debt" means the sum of (a) aggregate outstanding principal balance of all interest bearing debt of the Borrower and (b) the aggregate imputed principal amount of all capitalized lease obligations of the Borrower, all calculated in accordance with generally accepted accounting principles, consistently applied.

         E. EBITDA. "EBITDA" means the earnings of the Borrower before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles, consistently applied.

         F. CAPITALIZATION. "Capitalization" means the sum of (a) the Tangible Net Worth of the Borrower, plus (b) the Funded Debt of the Borrower.

     6.2 GAAP STANDARDS. Unless otherwise noted, the financial requirements set forth I n this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

     6.3 NEGATIVE COVENANTS. Without the written consent of the Bank, so long as any Obligations remain outstanding, the Borrower shall not (where appropriate, covenants apply on a consolidated basis):

         A. DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of Advances under the Credit Authorization. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

         B. LIENS. Create or permit to exist any lien on any of its property, real or personal, except existing liens known to the Bank, liens to the Bank, liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities and liens for taxes being contested in good faith.

         C. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Authorization to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

         D. TANGIBLE NET WORTH COVENANT. Permit its Tangible Net worth to be less than $30,000,000 at any time prior to March 31, 1997, with such amount increasing quarterly, on the last day of each calendar quarter, by an amount equal to fifty percent (50%) of the Net Income of the Borrower for the immediately preceding calendar quarter.

         E. DEBT TO EARNINGS RATIO. Permit, at any time, the ratio of the Funded Debt of the Borrower to the EBITDA of the Borrower for the immediately preceding four consecutive calendar quarters to be more than 3.00 to 1.00.

         F. FUNDED DEBT TO CAPITALIZATION RATIO. Permit, at any time, the ratio of its Funded Debt to Capitalization to exceed 40%.

     7.0 REPRESENTATIONS TO BORROWER. Borrower represents that: (A) the execution and delivery of this agreement, the Note and the other Loan Documents, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which the Borrower is bound or require the consent or approval of any governmental authority or other third party; (B) this agreement, the Note and other Loan Documents are valid and binding agreements, enforceable in accordance with their terms; (C) all balance sheets, profit and loss statements and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates; (d) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and
(E) the execution and delivery of this agreement, the Note and the other Loan Documents, and the performance of the obligations they impose, (a) are within its powers, (b) have been duly authorized by all necessary action of its governing body and (c) do not contravene the terms of its articles of incorporation or organization, its bylaws or any partnership, operating or other agreement governing its affairs.

     8.0 ACCELERATION.

     8.1 EVENTS OF ACCELERATION. If any of the following events occurs, the Credit Authorization shall terminate and all of the Obligations shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

         A. The Borrower or any guarantor of any of the Obligations (a "Guarantor") fails to pay when due any amount payable under or in connection with the Obligations or under any agreement or instrument evidencing debt to any creditor.

         B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement, the Note or the other Loan Documents, (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank, (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the Obligations, but including other obligations and liabilities owing from the Borrower to the
Bank), such that the creditor declares the debt due before its maturity.

         C. There is a default under the terms of any Loan Document, or any guaranty of the Obligations becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;

         D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;

         E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;

         F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors, (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction.

         G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;

         H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement, or the Borrower or Guarantor consents to the commencement of such proceedings;

         I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor; in each case in an aggregate amount in excess of $250,000

         J. The Borrower or any Guarantor dies;

         K. The Borrower or any Guarantor, without the Bank's written consent,
(a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);

         L. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse; or

         M. The Bank in good faith shall deem itself insecure.

     8.2 REMEDIES. If any of the Obligations is not paid at maturity, whether by demand, acceleration or otherwise (or if any of the Obligations is not performed when such performance is required), the bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Obligations and the Loan documents, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's "in-house" or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

     9.0 MISCELLANEOUS.

     9.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery; (b) registered or certified mail, postage prepaid, with return receipt requested;
(c) first class or express mail, postage prepaid; (d) Federal Express, or like overnight courier service; or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

     9.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

     9.3 This agreement, the Note and the other related Loan Documents embody the entire agreement and understanding between the Borrower and the bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Note or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Note or the other Loan Documents in any other jurisdiction.

     9.4 The Borrower, if more than one, shall be jointly and severally liable.

     9.5. This agreement is delivered in the State of Michigan and governed by Michigan law. This Agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

     9.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

     10.0 WAIVER OF JURY TRIAL. The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any related instrument or agreement or any of the transactions contemplated by this agreement or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provision shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

Executed by the parties on : ____________, 1997

"BANK"                              "BORROWER"

NBD BANK                            COMPLETE BUSINESS SYSTEMS, INC.


By:________________________         By:________________________
Name:  Jean Davis                   Name:  Rajendra Vattikuti
Its:  Vice President                Its:  President


ADDRESS FOR NOTICES:                ADDRESS FOR NOTICES:

28660 Northwestern Highway          32605 West Twelve Mile Road, Suite 250
Southfield, Michigan  48034         Farmington Hills, Michigan  48334
Fax/Telex No. 810-799-5826          Fax/Telex No. 810-488-2089

                         MASTER DEMAND PRIMISSORY NOTE



$21,000,000.00                                                 Detroit, Michigan

                                                               ___________, 1997


     For value received, the undersigned (the "Borrower") promises to pay, ON DEMAND, to the order of NBD BANK (the "Bank"), at the Bank's principal office in the State of Michigan, in lawful money of the United States of America and in immediately available funds, the principal sum of TWENTY ONE MILLION AND 00/100 DOLLARS ($21,000,000.00) or such lesser amount as is indicated on the Bank's records, together with interest computed on the balance from time to time unpaid, on the basis of the actual number of days elapsed in a year of 360 days, at the rate (s) per annum determined from time to time pursuant to the Credit Agreement (as defined below) and reflected on the Bank's records, which interest shall be payable in accordance with the terms set forth in the Credit Agreement, and to pay interest on overdue principal at the Default Rate provided in the Credit Agreement.

     In no event shall the interest rate exceed the maximum rate allowed by law. Any interest which would for any reason be deemed unlawful under applicable law shall be applied to principal.

     Waiver: The Borrower and each endorser of this note and any other party liable for the debt evidenced by this note severally: (a) waives demand, presentment, notice of dishonor and protest of this note; and (b) consents to
(i) any extension or postponement of time of its payment without limit as to number or period, (ii) any substitution, exchange or release of all or any part of any collateral securing this note, (iii) the addition of any party and (iv) the release, discharge, or suspension of any rights and remedies against any person who may be liable for the payment of this note. No delay on the part of the holder in the exercise of any right or remedy shall operate as a waiver.
No single or partial exercise by the holder of any right or remedy shall preclude any future exercise of that right or remedy or the exercise of any other right or remedy. No waiver or indulgence by the holder of any default shall be effective unless it is in writing and signed by the holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any right on any future occasion.

     This note evidences the debt under a certain Credit Authorization Agreement between the Bank and the Borrower, dated _________, 1997, as amended from time to time (the "Credit Agreement"), all of the terms of which Credit Agreement are incorporated by reference into this note. Reference should be made to the Credit Agreement for additional terms and conditions, including, without limitation, advance, security, interest rate, maturity, default, remedy and acceleration provisions.

     The Bank has authorized a discretionary credit facility to the Borrower under the Credit Agreement in the principal amount not to exceed the face amount of this note. Said facility is called the Credit Authorization and may be made in form of Advances (as defined in the Credit

Agreement) from time to time by the Bank to the Borrower at the Bank's sole discretion. This note evidences the Borrower's obligation to repay
Advances under the Credit Authorization. The aggregate principal amount of the debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note. The Borrower acknowledges and agrees that no provision of this note, and no course of dealing by the Bank, shall commit the Bank to make Advances to the Borrower and that, notwithstanding any provision of this note or any other instrument or document, all Advances evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

     WAIVER OF JURY TRIAL. The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this note, or any related instrument or agreement, or any of the transactions contemplated by this note, or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

ADDRESS:                                    COMPLETE BUSINESS SOLUTIONS, INC.


32605 W. Twelve Mile Road                   By:______________________________
Suite 250                                   Name:  Rajendra Vattikuti
Farmington Hills, Michigan  48226           Its:   President
Fax No:  810-488-2089